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NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750
DEVON ENERGY UPDATES GUIDANCE; ANTICIPATES NON-CASH CHARGE
OKLAHOMA CITY — April 6, 2006 — Devon Energy Corporation (NYSE:DVN) today updated its guidance for the first quarter and full year 2006 for certain operating items. The company also reported today that it expects to record a non-cash charge in the first quarter of 2006. Devon plans to issue a comprehensive update of its full year estimates in a Form 8-K to be filed with the Securities and Exchange Commission during the first week of May 2006.
Revised Oil and Gas Production Estimates
     Devon estimates that first quarter 2006 companywide oil and gas production will be approximately 50 million equivalent barrels of oil (Boe). The previous estimate was 52 million Boe. Devon also revised its full year oil and gas production estimate to 215 million Boe to adjust for reduced volumes in the first quarter. Devon had previously forecast that it would produce 217 million Boe in 2006. The company reaffirmed its 2007 production forecast of 232 million to 236 million Boe.
     The reduction in first quarter production is primarily attributable to lingering delays in restoring production suspended because of the 2005 Gulf of Mexico hurricanes. In total, Devon had approximately 23,000 Boe per day, or 2.1 million Boe in aggregate, suspended throughout the first quarter. Devon had expected a significant portion of this production to be restored during the first quarter. Most significantly, approximately 13,000 Boe per day of production from its Red Hawk and West Cameron 291/165 properties was expected to resume in February 2006. However, resumption of this production was dependent upon repairs to a downstream third party pipeline system. The expected completion of the pipeline repairs has been delayed until the second quarter of 2006. In addition to the 13,000 Boe per day expected to be restored in the second quarter, Devon expects to restore the remaining 10,000 Boe per day of suspended Gulf of Mexico volumes over the next 12 months.
     Also contributing to the reduced production estimate were delays encountered in the Barnett Shale field in north Texas. Delays in pipeline construction into Johnson and Parker counties were caused by welding bans and other fire control measures initiated in response to a regional drought. Following recent rains, the welding bans have been lifted. The company had 24 wells awaiting pipeline completion at March 31, 2006. These factors reduced first quarter 2006 Barnett Shale production by an estimated 500,000 Boe.

Price Realizations
     Devon also provided additional guidance concerning first quarter 2006 natural gas price realizations in the United States and oil price realizations in Canada. Following the 2005 hurricanes, first quarter benchmark NYMEX natural gas prices were high by historical standards. However, because of regional transportation limitations, much of the country’s gas production did not benefit from the increase in NYMEX prices brought about by the hurricanes. These discounts, or differentials, were especially wide in January but began to approach more normal levels in February and March as the NYMEX price declined.
     In Canada, the differentials for both heavy sour and light sweet crude oils were wider than expected in the first quarter. This was attributable to several factors including reduced refining capacity due to operational interruptions and scheduled maintenance of refineries.
     As a result of the wider price differentials, Devon expects its first quarter 2006 price realizations for U.S. natural gas and for Canadian oil to be at or near the low ends of its full year estimated ranges. The low ends of the estimated ranges are 74 percent of NYMEX for U.S. onshore gas, 92 percent of NYMEX for U.S. offshore gas and 65 percent of NYMEX for Canadian oil. The company is not revising its full year estimated ranges for natural gas and oil price realizations as a percent of NYMEX. Devon believes that area price differentials will narrow over the remainder of 2006.
Non-Cash Charge
     Devon expects to record a non-cash impairment charge in the first quarter of 2006 related to certain of its international exploration assets. Confidentiality agreements preclude the company from identifying the affected assets until the required approvals are obtained. The amount of the first quarter non-cash impairment is expected to be $80 million to $90 million, both before and after income taxes.
     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
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